Exhibit 99.1

Press Release
March 17, 2021
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2021 Earnings Guidance

FORT WAYNE, INDIANA, March 17, 2021 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2021 earnings guidance in the range of $1.88 to $1.92 per diluted share. Excluding the impact from costs associated with the construction of the company’s Sinton Texas Flat Roll Steel Mill growth investment of $18 million, or $0.06 per diluted share, the company expects first quarter 2021 adjusted earnings to be in the range of $1.94 to $1.98 per diluted share, which could represent a record earnings quarter for the company.

Comparatively, the company’s sequential fourth quarter 2020 earnings were $0.89 per diluted share, and adjusted earnings were $0.97 per diluted share, excluding the impact of additional financing costs of $0.04 per diluted share, construction costs related to the Texas steel mill of $0.05 per diluted share, a non-cash asset impairment charge of $0.06 per diluted share, and a tax benefit of $0.06 per diluted share. Prior year first quarter earnings were $0.88 per diluted share.

First quarter 2021 profitability from the company’s steel operations is expected to be significantly higher than sequential fourth quarter results, driven by flat roll metal spread expansion, as strong demand continues to support flat roll steel prices. Average realized quarterly flat roll steel product pricing is expected to increase substantially during the quarter more than offsetting higher scrap costs. First quarter 2021 steel shipments are expected to increase sequentially across the company’s portfolio. Domestic steel demand remains strong, with the automotive and construction sectors leading the momentum. Order entry continues to be robust as strong demand, coupled with continuing historically low flat roll steel inventories underpin higher steel selling values. The company believes this momentum will continue, resulting in even stronger second quarter 2021 results.

Ferrous scrap demand also continued to be strong in the first quarter, as domestic steel production continues its momentum. First quarter earnings from the company’s metals recycling operations are also expected to be meaningfully higher than sequential fourth quarter results, based on increased volume and improved metal margins, as average quarterly raw material prices appreciated considerably during the quarter.

First quarter 2021 earnings from the company’s steel fabrication operations are expected to be meaningfully lower sequentially, as higher steel input costs flow through the order backlog. Lower earnings are due to the timing of matching a six-month backlog to more current and higher priced steel inputs, and does not reflect demand dynamics. The company expects April 2021 to represent the earnings low point for its steel fabrication platform. First quarter 2021 steel fabrication shipments are likely to reach record levels, as order activity is extremely strong, and customers continue to be optimistic concerning non-residential construction projects. Steel joist and deck product pricing has strengthened significantly as a result of strong demand and higher steel costs.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Diluted Earnings Per Share, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Diluted Earnings Per Share included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and steel imports, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other resources are subject to volatile market conditions; (7) compliance with and changes in environmental and remediation requirements; (8) increased regulation associated with the environment, climate change, greenhouse gas emissions and sustainability; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500